Exhibit 99.1

March 23, 2021

Nortech Systems Announces 2020 Results

●	Fiscal Year Revenue Declines 10.5%; GAAP Net Loss of ($1.5) million
●	Adjusted EBITDA of $0.1 million for Fiscal Year 2020 Compared to $2.4 million in Fiscal Year 2019
●	Nortech Strengthens the Balance Sheet and Reduces Long Term Debt via Sale & Leaseback of Two Minnesota Plants
●	The Company has Sufficient Liquidity with $8.1 million Unused Line of Credit Availability
●	Monthly Bookings Trends Improving. Solid 90-day Backlog at $24 million and Total Backlog of $49 million

MINNEAPOLIS, MINNESOTA, USA – Nortech Systems Incorporated (Nasdaq: NSYS) (the “Company”), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, aerospace & defense and industrial markets, reported net sales of $104.1 million for the year ended December 31, 2020, a decline of 10.5% compared to $116.3 for fiscal 2019. The decline was primarily due to reduced demand from medical and industrial customers impacted by COVID-19. Gross margin for fiscal 2020 was 8.1% compared to 10.8% in 2019, a decline of 2.7 percentage points. Gross margin in the fourth quarter was down approximately 6 percentage points versus the same period last year due to unabsorbed fixed overhead in the Company’s global manufacturing network. Net loss for fiscal year 2020 was ($1.5) million and ($0.58) per diluted share compared to a net loss of ($1.2) million and ($0.46) per diluted share in fiscal year 2019. Adjusted EBITDA was $0.1 million in fiscal 2020 compared to $2.4 million in fiscal 2019. The EBITDA decline was primarily due to reduced revenue in the fourth quarter related to COVID-19.

"The fourth quarter of 2020 was a significant challenge for Nortech due to the effects of COVID-19, related supply-chain challenges, and slower customer order volume. Our team battled through adversity, preserved our workforce with the help of a PPP loan, and continued supplying mission critical parts to our medical, industrial, and defense customers. Our monthly bookings trend improved late in the fourth quarter of 2020 and we are seeing those positive trends continue into the first quarter of 2021. The team has done a great job positioning the Company to return to profitable growth in 2021.” stated Jay D. Miller, Chief Executive Officer and President.

Revenue was $23.8 million for the fourth quarter ended December 31, 2020, compared with $30.8 million for the fourth quarter of 2019. Operating loss for the fourth quarter of 2020 was ($3.8) million which includes a $2.4 million non-cash charge due to the impairment of goodwill remaining from the acquisition of the Devicix business in 2015. During the fourth quarter of 2020 all aspects of Devicix engineering services were fully integrated into Nortech Systems to better facilitate our value proposition for providing innovative speed-to-market solutions for medical device customers. Excluding this one-time charge, adjusted operating loss for the fourth quarter of 2020 was ($1.4) million. This compares with operating income of $0.8 million for the fourth quarter of 2019. Net loss for the fourth quarter of 2020 was ($3.5) million, or ($1.33) per diluted common share compared with net income in the fourth quarter of 2019 of $0.3 million, or $0.10 per diluted common share. Adjusted EBITDA was a loss of ($0.9) million in the fourth quarter of 2020 compared to $1.4 million in fiscal 2019. The EBITDA decline was primarily due to reduced revenue related COVID-19. Nortech’s backlog at the end of the fourth quarter of 2020 was $48.7 million and is rebounding in the first quarter of 2021.

In the fourth quarter, Nortech’s Merrifield production facility consolidation was completed as planned. The Company shifted nearly all of its Printed Circuit Board (PCB) manufacturing to its Mankato, Minnesota production facility, and much of its complex wire and cable assembly production to its Bemidji, Minnesota production facility that recently achieved AS9100D certification.

Mr. Miller continued, “This consolidation reflects Nortech’s strategy of focusing our investments in talent, equipment, and infrastructure in fewer core ‘center of excellence’ locations to improve foundational capabilities that matter most to our customers: high quality, reliable on-time delivery, innovative solutions, and exceptional value. I am also excited about recent additions to our leadership team as we welcome Lianne King as our VP of Human Resources, Christine LaPoint as our Senior Director of Quality & Regulatory, and John Koski as the Plant Manager at our medical device center of excellence in Milaca, Minnesota. Lianne, Christine, and John all bring a wealth of experience to our leadership team. I’m thrilled to have them on board, and I am energized about the operational improvements they will implement in 2021 in conjunction with our entire global team."

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 including without limitation statements regarding the Company returning to profitable growth, monthly booking trend, the effects of the Devicix integration, customer demand, the effects of the Merrifield plant consolidation, and the effects of changes in operations. While this release is based on management’s best judgment and current expectations, actual results may differ materially from those expressed or implied and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) the impact of the COVID-19 pandemic on our customers, employees, manufacturing facilities, suppliers, the capital markets and our financial condition, and results of operations, all of which tend to aggravate the other risks and uncertainties we face; (2) the impact of our indebtedness on our business, financial condition and results of operations; (3) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (4) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (5) supply chain disruptions leading to parts shortages for critical components; (6) volatility in market conditions which may affect market supply of and demand for the company’s products; (7) increased competition; (8) changes in the reliability and efficiency of operating facilities or those of third parties; (9) risks related to the availability of labor; (10) commodity cost increases coupled with our inability to raise prices charged to our customers; (11) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; (12) and general economic, financial and business conditions that could affect the company’s financial condition and results of operations. Some of the above-mentioned factors are described in further detail in the section entitled “Risk Factors” in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Non-GAAP Measurements Management believes that certain non-GAAP financial measures may be useful in providing additional meaningful comparisons between current results and results in prior periods. Adjusted EBITDA is a metric used by management to evaluate performance. Adjusted EBITDA is also used by the financial community to facilitate comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. The Company provides this information to investors to assist in comparisons of past, present, and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other supplemental information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Contact Information is:

Chris Jones, CFO

cjones@nortechsys.com

952-345-2244

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	Unaudited	Unaudited	Audited	Audited
	2020	2019	2020	2019

Net Sales	$23,843	$30,818	$104,106	$116,333

Cost of Goods Sold	22,480	27,163	95,651	103,757

Gross Profit	1,363	3,655	8,455	12,576
	5.7%	11.9%	8.1%	10.8%

Operating Expenses
Selling Expenses	529	576	2,474	2,723
General and Administrative Expenses	2,224	2,255	8,043	9,629
Loss on Impairment of Goodwill	2,375	-	2,375	-
Gain on Sale of Property and Equipment	-	-	(3,821)	-
Total Operating Expenses	5,128	2,831	9,071	12,352

Income (Loss) from Operations	(3,765)	824	(616)	224

Interest Expense	(94)	(263)	(620)	(1,043)

Income (Loss) Before Income Taxes	(3,859)	561	(1,236)	(819)

Income Tax (Benefit) Expense	(328)	287	310	409

Net Income (Loss)	$(3,531)	$274	$(1,546)	$(1,228)

Income (Loss) Per Common Share - Diluted	$(1.33)	$0.10	$(0.58)	$(0.46)

Weighted Average Number of Common Shares Outstanding - Diluted	2,658,358	2,657,530	2,657,738	2,665,165

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2020	2019
	Audited	Audited
Cash	$352	$351
Restricted Cash	3,212	309
Accounts Receivable	15,625	18,558
Inventories	13,917	14,279
Contract Assets	5,899	7,659
Prepaid Expenses and Other Current Assets	2,032	2,128
Property and Operating Lease Assets	15,424	14,408
Goodwill and Other Long-term Assets, Net	1,173	3,718
Total Assets	$57,634	$61,410

Accounts Payable	$11,239	$14,014
Lease Obligations, Finance & Operating, Net	11,389	7,232
All Other Liabilities	5,891	6,477
Long Term Line of Credit	3,328	10,088
Long-term Debt, Net	7,069	3,623
Shareholders’ Equity	18,718	19,976
Total Liabilities and Shareholders’ Equity	$57,634	$61,410

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2020	2019	2020	2019
Net Income (Loss)	$(3,531)	$274	$(1,546)	$(1,228)
Income Tax (Benefit) Expense	(328)	287	310	409
Interest Expense	94	263	620	1,043
Depreciation and Amortization	490	573	2,193	2,221
EBITDA	(3,275)	1,397	1,577	2,445
Loss on goodwill impairment	2,375	-	2,375	-
Gain on sale leaseback	-	-	(3,821)	-
Adjusted EBITDA	$(900)	$1,397	$131	$2,445